Exhibit 10.2

Execution Version

COOPERATION AND SETTLEMENT AGREEMENT

This Cooperation and Settlement Agreement (this “Agreement”), effective as of April 16, 2021 (the “Effective Date”), is entered into by and among First United Corporation, a Maryland corporation (“First United”), and the Persons identified under that certain Schedule 13D, dated September 5, 2019, as amended (the “Driver Schedule 13D”), as Reporting Persons (as defined therein) (each, a “Driver Party” and collectively, the “Driver Parties”). First United and the Driver Parties are collectively referred to as the “Parties,” and each of First United and the collective Driver Parties, a “Party.” Unless otherwise defined, capitalized terms shall have the meanings given to them in Section 17 herein.

WHEREAS, as of the Effective Date, the Driver Parties directly or indirectly beneficially own an aggregate of 360,737 shares of common stock, par value $0.01 per share, of First United (the “Common Stock” and such shares of the Common Stock directly or indirectly beneficially owned by the Driver Parties, the “Purchased Shares”);

WHEREAS, a dispute exists between Driver Opportunity Partners I LP (“Driver Partners”), Driver Management Company LLC (“Driver Management”), and First United about the application of Section 3-314 of the Financial Institutions Article of the Annotated Code of Maryland (the “Maryland Stock Acquisition Statute”) (such dispute, the “3-314 Dispute”);

WHEREAS, on May 20, 2020, First United instituted a declaratory relief action in the Circuit Court for Garrett County, Maryland, in which Driver Partners, Driver Management, Mr. Cooper, and the three individuals that Driver Partners attempted to nominate as director candidates for election at the 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) were named as defendants (the “Declaratory Relief Action”), seeking a declaration of the parties’ respective rights and responsibilities with respect to the Purchased Shares under the Maryland Stock Acquisition Statute and pursuant to the Bylaws (as defined below);

WHEREAS, on September 4, 2020, Driver Partners filed a lawsuit against First United, all of its then-incumbent directors, and former directors Robert Kurtz and Elaine McDonald (the individuals being collectively referred to as the “Director Defendants”) in the United States District Court for the District of Maryland (the “District Court”) and styled Driver Opportunity Partners I LP v. First United Corp., et al., No. 1:20-cv-2575 RDB (the “Driver Litigation”);

WHEREAS, the defendants in the Declaratory Relief Action filed motions to dismiss the lawsuit, and First United, on September 8, 2020, filed (i) papers opposing the defendants’ motions to dismiss and (ii) an amended complaint in the Declaratory Relief Action;

WHEREAS, the remaining defendants in the Declaratory Relief Action removed the Declaratory Relief Action to the District Court on September 8, 2020, such that the Declaratory Relief Action is currently pending in that court, with the matter styled First United Corp. v. Driver Opportunity Partners I LP, et al., No. 1:20-cv-2592-RDB;

WHEREAS, the remaining defendants in the Declaratory Relief Action filed a motion to dismiss the amended complaint and have denied and continue to deny that First United is entitled to any relief in the Declaration Relief Action;

WHEREAS, First United and the Director Defendants filed motions to dismiss the Driver Litigation;

WHEREAS, following a hearing before the District Court on January 4, 2021, the District Court issued orders that (i) certified a question to the Maryland Court of Appeals concerning the existence of a private right of action under the Maryland Stock Acquisition Statute, and (ii) dismissed six of the nine causes of action asserted by Driver Partners in the Driver Litigation;

WHEREAS, the certified question is the subject of a proceeding before the Maryland Court of Appeals styled First United Corporation v. Driver Opportunity Partners I L.P., et al., Misc. No. 13, Sept. Term 2020, which proceeding is currently pending and, for purposes of this Agreement, shall be deemed to be included within the definition of “Declaratory Relief Action”;

WHEREAS, Driver Partners has filed motions for reconsideration of portions of the District Court’s dismissal order and for leave to amend its complaint in the Driver Litigation, which motions are currently pending;

WHEREAS, on January 8, 2021, Driver Partners submitted to First United a notice (the “Stockholder Nomination”) regarding its intent to nominate Mr. Cooper to First United’s Board of Directors (the “Board”) at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) and to submit seven (7) proposals for consideration by First United’s stockholders at the 2021 Annual Meeting (the “Driver Proposals”);

WHEREAS, on March 26, 2021, Driver Partners filed a second lawsuit in the District Court, captioned Driver Opportunity Partners I, LP. v. First United Corp., et al., No. 1:21-cv-0788 RDB (the “Driver Proxy Litigation”) and alleging that defendants made materially false or misleading statements in preliminary proxy statements filed March 1, 2021 and March 26, 2021 in anticipation of First United’s 2021 Annual Meeting, in alleged violation of Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-9 promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act;

WHEREAS, First United and the individual defendants in the Driver Litigation and Driver Proxy Litigation have denied and continue to deny all of Driver Partners’ allegations of wrongdoing and of any entitlement to relief in these legal proceedings;

WHEREAS, First United has repurchased the Purchased Shares pursuant to that certain executed Stock Purchase Agreement, dated as of April 16, 2021 by and between First United and Driver Partners; and

WHEREAS, First United and the Driver Parties now wish to settle the claims related to the Declaratory Relief Action, the Driver Litigation, and the Driver Proxy Litigation (collectively, the “Litigation”) and their dispute concerning governance of First United, including without limitation with regard to the 3-314 Dispute, the 2020 Annual Meeting and the 2021 Annual Meeting, on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Governance Matters. First United shall not change any of the Board’s proposals to be considered by stockholders at the 2021 Annual Meeting, or change its recommendations with respect to such proposals, and set forth in First United’s amended preliminary proxy statement filed with the SEC on March 26, 2021 (the “Preliminary Proxy Statement”). For the avoidance of doubt, nothing in this Section 1 shall obligate First United to nominate or in any way put forth any specific Person or Persons for election to the Board.

2.                  Withdrawal of Proxy Contest and Related Matters. As of the Effective Date, the Driver Parties hereby irrevocably agree to take all necessary actions to immediately:

(a)               withdraw or rescind, as applicable, the Stockholder Nomination (with this Agreement deemed to evidence such withdrawal or recission) and any and all related materials and notices submitted to First United in connection therewith or related thereto and any solicitation materials concerning the foregoing or otherwise related to the 2021 Annual Meeting and filed by or on behalf of the Driver Parties with the SEC or furnished to stockholders of First United, and to not take any further action in connection with the solicitation of proxies in connection with the Stockholder Nomination and/or the Driver Proposals (other than in connection with such withdrawal or Section 10 hereof);

(b)               withdraw any demand or request for a copy of First United’s list of stockholders or its other books and records pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Maryland providing for stockholder access to books and records (including lists of stockholders) of First United (with this Agreement deemed to evidence such withdrawal);

(c)               cease any and all solicitation and other activities in connection with the 2021 Annual Meeting (it being understood and agreed that the Driver Parties are required to vote their shares of Common Stock beneficially owned as of the record date with respect to the 2021 Annual Meeting, subject to the provisions of this Agreement);

(d)               withdraw any formal investigation demands and any claims submitted to any Governmental Authority concerning First United or otherwise related to the 3-314 Dispute, the 2020 Annual Meeting or 2021 Annual Meeting and filed by or on behalf of the Driver Parties; and

(e)               modify, disable and not permit to be re-enabled the website “www.renovatemybank.com” and any other websites the Driver Parties directly or indirectly maintain with respect to their solicitation efforts and/or campaigns with respect to First United, the 3-314 Dispute, the 2020 Annual Meeting, and/or the 2021 Annual Meeting.

3.                  Mutual Non-Disparagement.

(a)               Each Driver Party agrees that, from the Effective Date until the Termination Date (the “Standstill Period”), neither it nor any of its Representatives (as defined below) shall, and it shall cause each of its Representatives to not to, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind (including through the use of any social or professional networking websites and/or blogs), whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn, or impugn the reputation or good name of First United or any of its Representatives, or any of their respective businesses, products, services, actions, writings, policies, practices, procedures, or advertisements.

(b)               First United hereby agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives to not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind (including through the use of any social or professional networking websites and/or blogs), whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn, or impugn the reputation or good name of any Driver Party or any of their respective Representatives, or any of their respective businesses, products, services, actions, writings, policies, practices, procedures, or advertisements.

(c)               Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including to comply with any subpoena or other legal process from any Governmental Authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Parties at least four (4) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 3, and reasonably consider any comments of such other Party.

(d)               The limitations set forth in Sections 3(a) and 3(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 3(a) and 3(b), if such statement by the other Party was made in breach of this Agreement, and any such response shall not be deemed to be a breach of this Agreement by the responding Party.

(e)               For the avoidance of doubt, the limitations set forth in Sections 3(a) and 3(b) apply to all communications, including, but not limited to, any filings that must be made by either Party in connection with Section 10 of this Agreement.

4.                  Voluntary Dismissal of the Litigation. In consideration of the terms set forth in this Agreement, including but not limited to the releases set forth in Section 6:

(a)               First United shall voluntarily dismiss the Declaratory Relief Action in its entirety with prejudice.

(b)               Driver Partners shall voluntarily dismiss the Driver Litigation and the Driver Proxy Litigation in their entireties and with prejudice as to all defendants.

(c)               The Parties will file their respective dismissal requests (the “Dismissals”) with the relevant courts within two (2) business days of April 16, 2021.

(d)               The Dismissals will provide that each Party shall bear its own costs, and will include no admission of any factual or legal matter concerning any issue in the Litigation or in the Driver Parties’ involvement with First United, or of any liability one to the other. Without limiting the generality of this non-admission, nothing in this Agreement shall constitute an admission or concession by any Party concerning the scope or reach (or lack thereof) of the Maryland Stock Acquisition Statute.

5.                  No Further Litigation.

(a)               The Driver Parties covenant and agree that, during the Standstill Period, they shall not, and shall not permit any of their Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other Person to threaten, initiate or pursue, any lawsuit, claim, or proceeding (including commencing, encouraging, or supporting any derivative action in the name of First United or any class action against First United or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any Governmental Authority (collectively, “Legal Proceedings”) against First United or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Driver Parties or any of their Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Driver Parties or any of their Representatives; provided, further, that in the event that the Driver Parties or any of their Representatives receives such Legal Requirement, the Driver Parties shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to First United. In any such Legal Proceeding permitted under this Section 5(a) by the Driver Parties against First United or any of its Representatives, the prevailing party shall be entitled to an award of all reasonable costs and attorney’s fees.

(b)               First United covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or knowingly assist any other Person to threaten, initiate or pursue, any Legal Proceedings on claims arising out of any facts known to First United as of the Effective Date against any of the Driver Parties or any of their respective Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent First United or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, First United or any of its Representatives; provided, further, that in the event First United or any of its Representatives receives such Legal Requirement, First United shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Driver Parties, as applicable. In any such Legal Proceeding permitted under this Section 5(b) by the Driver Parties against First United or any of its Representatives, the prevailing party shall be entitled to an award of all reasonable costs and attorney’s fees.

6.                  Releases.

(a)               As of the Effective Date, First United permanently, fully and completely releases, acquits, and discharges the Driver Parties, jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that First United has had, now has, or may have against any of the Driver Parties collectively, jointly or severally, at any time prior to and including the Effective Date, including (but not limited to) any and all claims arising out of or in any way whatsoever related to (i) the facts and allegations asserted in the Litigation, or (ii) the Driver Parties’ involvement with First United.

(b)               As of the Effective Date, the Driver Parties, and each of them, permanently, fully and completely release, acquit and discharge First United, and First United's subsidiaries, joint ventures and partnerships, successors, assigns, officers, directors, partners, members, managers, principals, predecessor or successor entities, agents, employees, stockholders, auditors, advisors, consultants, attorneys, insurers, heirs, executors, administrators, successors and assigns of any such Person (in each case, and in their capacities as such) (collectively, the “Company’s Affiliates”), jointly or severally, of and from any and all claims, demands, damages, causes of action, debts, liabilities, controversies, judgments, and suits of every kind and nature whatsoever, foreseen, unforeseen, known or unknown, that the Driver Parties or any of them have had, now have, or may have against any of First United and/or the Company’s Affiliates, collectively, jointly or severally, at any time prior to and including the Effective Date, including (but not limited to) any and all claims arising out of or in any way whatsoever related to (i) the facts and allegations asserted in the Litigation, or (ii) the Driver Parties’ involvement with First United.

(c)                      The Parties each acknowledge that as of the time of the Effective Date, the Parties may have claims against one another that a Party does not know or suspect to exist in his, her, or its favor, including claims that, had they been known, might have affected the decision to enter into this Agreement, or to provide the releases set forth in this Section 6. In connection with such any such claims, the Parties agree that they intend to waive, relinquish, and release any and all provisions, rights, and benefits any state or territory of the United States or other jurisdiction that purports to limit the application of a release to unknown claims, or to facts unknown at the time the release was entered into. In connection with this waiver, the Parties acknowledge that they, or any of them, may (including after the Effective Date) discover facts in addition to or different from those known or believed by them to be true with respect to the subject matter of the releases set forth in this Section 6, but it is the intention of the Parties to complete, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all claims that they may have one against another, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, that now exist or previously existed, without regard to the subsequent discovery of additional or different facts. The Parties acknowledge that the foregoing waiver is a key, bargained-for element to this Agreement and the releases that are part of it.

(d)               The releases provided for in this Section 6 are intended to be broad, and this breadth is a bargained-for feature of this Agreement. Despite this, the releases provided for in this Section 6 are not intended to, and do not, extend to any Party’s obligations under this Agreement.

7.                  Standstill.

(a)               During the Standstill Period, each Driver Party shall not, and shall cause their respective Representatives to not, directly or indirectly:

(i)              make any announcement or proposal with respect to, or offer, seek, propose, or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to some or all of the Common Stock, or some or all of the material assets of First United or any of its subsidiaries, (B) any form of restructuring, recapitalization, or similar transaction with respect to First United or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Voting Securities, whether or not such transaction involves a Change of Control (as defined below) of First United;

(ii)            engage in, or assist in the engagement in, any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of First United (including by initiating, encouraging or participating in any “withhold” or similar campaign);

(iii)            purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of First United, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of First United;

 (iv)           advise, encourage, or influence any Person with respect to the disposition of any securities of First United;

(v)            take any action in furtherance of or make any proposal or request that such Driver Party knows, or should reasonably expect to know, constitutes or would result in: (A) advising, controlling, changing, or influencing any director or employee of First United, including, but not limited to, any plans or proposals to change the number or terms of First United directors or to fill any vacancies on the Board, except as set forth in this Agreement, (B) any material change in the capitalization, stock repurchase programs, or practices or dividend policy of First United, (C) any other material change in First United’s management, business, or corporate structure, (D) seeking to have First United waive or make amendments or modifications to the Bylaws or the Articles of Incorporation (each as defined below), or other actions that may impede or facilitate the acquisition of control of First United by any Person, (E) causing a class of securities of First United to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of First United to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act and the rules promulgated thereunder;

(vi)            communicate with stockholders of First United or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(vii)           act, including by making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence First United’s stockholders, management, or the Board with respect to First United’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions, or strategy or to obtain representation on the Board or seek the removal of any director in any manner, except as expressly permitted by this Agreement;

(viii)         call or attempt to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including a “town hall meeting”;

(ix)           attempt to, or knowingly encourage or advise any Person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to First United or seek, encourage or take any other action with respect to the election or removal of any directors;

(x)             form, join, maintain or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security;

(xi)            demand a copy of First United’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Maryland providing for stockholder access to books and records (including lists of stockholders) of First United;

(xii)           make any request or submit any proposal to amend or waive the terms of this Section 7 other than through non-public communications with First United that would not be reasonably likely to trigger public disclosure obligations for any Party;

(xiii)          engage any private investigations firm or other Person to investigate any of First United’s directors or officers;

(xiv)          disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any director or the First United’s management, policies, strategy, operations, financial results or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or

(xv)           enter into any discussions, negotiations, agreements, or understandings with any Person with respect to any action the Driver Parties are prohibited from taking pursuant to this Section 7, or advise, assist, knowingly encourage, or seek to persuade any Person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 7, the Driver Parties shall not be prohibited or restricted during the time that Driver Partners continues to be a First United stockholder from: (A) communicating privately with the Board or any officer or director of First United in the manner set forth for communicating with the First United in the Company Policies (as defined below), regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any of the Driver Parties or their respective Affiliates, First United or its Affiliates or any Third Party (as defined below), subject in any case to any confidentiality obligations to First United of any such director or officer and applicable law, rules or regulations; (B) taking any action necessary to comply with any law, rule, or regulation or any action required by any Governmental Authority that has, or may have, jurisdiction over any Driver Party, provided that a breach by such Parties of this Agreement is not the cause of the applicable requirement; or (C) privately communicating to any of their potential investors or investors factual information regarding First United, provided such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed.

(b)               During the Standstill Period, each Driver Party shall refrain from taking any actions which could have the effect of encouraging, assisting, or influencing other stockholders of First United or any other Persons to engage in actions which, if taken by such Party, would violate this Agreement.

(c)               During the Standstill Period, each of the Driver Parties agrees not to, and to cause their respective Representatives to not, comment publicly about any director or First United’s management, policies, strategy, operations, financial results, or affairs or any transactions involving First United or any of its subsidiaries, except as expressly permitted by this Agreement.

8.                  Representations and Warranties of First United. First United represents and warrants to the Driver Parties that (a) First United was duly formed and is validly existing and in good standing under the laws of the State of Maryland, and First United has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by First United, constitutes a valid and binding obligation and agreement of First United, and is enforceable against First United in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by First United does not and will not result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which First United is a party or by which it is bound.

9.                  Representations and Warranties of the Driver Parties. Each Driver Party jointly and severally represents and warrants to First United and its Representatives that (a) if such Driver Party is an entity, it was duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, this Agreement has been duly and validly authorized, executed and delivered by such Driver Party, and constitutes a valid and binding obligation and agreement of such Driver Party, enforceable against such Driver Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for each Driver Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Driver Party associated with that signatory’s name, and to bind such Driver Party to the terms hereof and thereof, and (c) the execution, delivery and performance of this Agreement by the Driver Party does not and will not result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

10.              SEC Filings.

(a)               First United shall file with the SEC a Current Report on Form 8-K to report its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The disclosures contained in the Form 8-K relating to this Agreement shall be consistent with the terms of this Agreement.

(b)              No later than two (2) business days following the Effective Date, the Reporting Persons on the Driver Schedule 13D shall file with the SEC an amendment to the Driver Schedule 13D in compliance with Section 13 of the Exchange Act to report their entry into this Agreement and appending this Agreement as an exhibit thereto or incorporating this Agreement by reference to First United's Current Report on Form 8-K referred to in Section 10(a) hereof (the “Driver Schedule 13D Amendment”). The disclosures in the Driver Schedule 13D Amendment relating to this Agreement shall be consistent with the terms of this Agreement.

(c)               Except as otherwise provided in this Section 10, the Driver Parties shall not make any public statements related to this Agreement.

11.              Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue until the tenth (10th) anniversary of the Effective Date (the “Termination Date”); provided, however, that (a) the Driver Parties may earlier terminate this Agreement if First United commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by First United from the Driver Parties specifying the material breach, or, if impossible to cure within fifteen (15) days, that First United has not taken any substantive action to cure within such fifteen (15) day period; and (b) First United may earlier terminate this Agreement if any of the Driver Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by such Driver Party from First United specifying the material breach, or, if impossible to cure within fifteen (15) days, that such Party has not taken any substantive action to cure within such fifteen (15) day period. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement occurring prior to such termination.

12.              Settlement Payment and Expenses; No Admission. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, except that First United shall, within two (2) business days following the filing by the Driver Parties of the dismissals contemplated by Section 5 and the SEC filings contemplated by Section 10, pay to the Driver Parties, in settlement of the Driver Litigation and the Driver Proxy Litigation, and in exchange for the releases from the Driver Parties set forth in Section 6(b), the sum of $3,300,000. Nothing in this Agreement, including without limitation this Section 12, shall constitute an admission of any wrongdoing or liability by either Party one to the other in connection with the Litigation or the Driver Parties’ involvement with First United.

13.              No Other Discussions or Arrangements. The Driver Parties represent and warrant that, as of the Effective Date, except as specifically disclosed on the Driver Schedule 13D, or as disclosed to First United in writing prior to the Effective Date, (a) none of the Driver Parties owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) none of the Driver Parties have entered into, directly or indirectly, any agreements or understandings with any Person (other than their own respective Representatives) with respect to any potential transaction involving First United or the voting or disposition of any securities of First United.

14.              Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Maryland. Each Party agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in (a) the Circuit Court for Garrett County, Maryland, (b) in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action, the District Court, or (c) in the event (but only in the event) such courts identified in clauses (a) and (b) do not have subject matter jurisdiction over such Action, any other Maryland state court (collectively, the “Chosen Courts”), and, solely in connection with an Action, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) irrevocably submits to the exclusive venue of any such Action in the Chosen Courts and waives any objection to laying venue in any such Action in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party hereto and (iv) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 18 of this Agreement. Each Party agrees that a final judgment in any Action brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other U.S. courts that has or may exercise jurisdiction over such Party by suit upon such judgment.

15.              Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

16.              Specific Performance. Each of the Parties acknowledges and agrees that irreparable harm to the other Parties would occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 16 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

17.              Certain Definitions. As used in this Agreement:

(a)               “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, Persons who become Affiliates subsequent to the Effective Date;

(b)               “Articles of Incorporation” shall mean the Amended and Restated Articles of Incorporation of First United, as may be further amended from time to time;

(c)               “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, Persons who become Associates subsequent to the Effective Date;

(d)              “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(e)              “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;

(f)               “Bylaws” shall mean First United’s Amended and Restated Bylaws, as amended and as may be further amended from time to time;

(g)               a “Change of Control” transaction shall be deemed to have taken place if (i) any Person is or becomes a beneficial owner, directly or indirectly, of securities of First United representing more than twenty-five percent (25%) of the equity interests and voting power of First United’s then-outstanding equity securities or (ii) First United enters into a stock-for-stock transaction whereby immediately after the consummation of the transaction First United’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(h)              “Company Policies” mean the policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, First United’s Code of Business Conduct and Ethics, Corporate Governance Guidelines, Insider Trading Policy, Luxury Expenditure Policy and any other policies on stock ownership, public disclosures and confidentiality.

(i)               “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control of First United, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of First United’s stockholders;

(j)               “Governmental Authority” shall mean any federal, state, local, municipal, or foreign government and any political subdivision thereof, any authority, bureau, commission, department, board, official, or other instrumentality of such government or political subdivision, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), and any court of competent jurisdiction, including, without limitation, the SEC, the Maryland Commissioner of Financial Regulation, the Office of the Maryland Attorney General, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the respective staffs thereof.

(k)                “other Parties” shall mean, with respect to First United, any of the Driver Parties; and with respect to any of the Driver Parties, First United;

(l)              “Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, any other entity of any kind, structure or nature, and any Governmental Authority.

(m)           “Representative” shall mean a Person’s Affiliates and Associates and its and their respective directors, officers, employees, personnel, partners, members, managers, consultants, auditors, legal or other advisors, agents and other representatives (in each case in their capacities as such);

(n)                a “Third Party” shall mean any Person who is not (i) a Party, (ii) a member of the Board, (iii) an officer of First United, or (iv) an Affiliate of any Party; and

(o)              “Voting Securities” means the Common Stock and any other securities of First United entitled to vote in the election of directors.

18.              Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 18 (or to such other address that may be designated by a Party from time to time in accordance with this Section 18).

If to First United, to its address at:

First United Corporation
19 South Second Street
Oakland, MD 21550
Attention: Carissa Rodeheaver
Email:       crodeheaver@mybank.com

With copies (which shall not constitute notice) to:

Gordon Feinblatt LLC
1001 Fleet Street, Suite 700

Baltimore, MD 21202
Attention:    Andrew Bulgin

George Ritchie
Email:          abulgin@gfrlaw.com

gritchie@gfrlaw.com

Vinson & Elkins L.L.P.
1114 Avenue of the Americas, 32nd Floor
New York, NY 10036
Attention:      Lawrence S. Elbaum
                       C. Patrick Gadson
Email:            lelbaum@velaw.com
                      pgadson@velaw.com

If to a Driver Party, to the address at:

J. Abbott R. Cooper
Driver Management Company LLC
250 Park Avenue, 7th Floor
New York, NY 10019
Attention:     J. Abbott R. Cooper
Email:           ac@drivermgmtco.com

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004
Attention: Jason R. Scherr
Email:       jr.scherr@morganlewis.com

19.              Entire Agreement. This Agreement shall constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each Party.

20.              Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as each Party has had the opportunity to have this Agreement reviewed by counsel.

21.              Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

22.              Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

23.             Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party must assign any of its rights and delegate any of its obligations hereunder to any Person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 23 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations under this Agreement. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns; and nothing in the Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

24.             Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Parties so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

FIRST UNITED:

FIRST UNITED CORPORATION

By:	/s/ Carissa L. Rodeheaver
Name:	Carissa L. Rodeheaver
Title:	Chairman of the Board, President and Chief Executive Officer

Signature Page to

Cooperation and Settlement Agreement

DRIVER PARTIES:

DRIVER OPPORTUNITY PARTNERS I LP

By:	/s/ J. Abbott R. Cooper
Name:	J. Abbott R. Cooper
Title:	Managing Member

DRIVER MANAGEMENT COMPANY LLC

By:	/s/ J. Abbott R. Cooper
Name:	J. Abbott R. Cooper
Title:	Managing Member

J. ABBOTT R. COOPER

By:	/s/ J. Abbott R. Cooper

Signature Page to

Cooperation and Settlement Agreement